EXHIBIT 1

ADP CORRECTS FALSE AND MISLEADING STATEMENTS
BY PERSHING SQUARE

ROSELAND, NJ, October 31, 2017 – ADP (NASDAQ: ADP) today issued the following statement:

“ADP strongly rejects the false and misleading statements made yesterday by Pershing Square’s Bill Ackman in his various press releases and his 18-page letter to Institutional Shareholder Services (ISS). Consistent with our responsibilities under Regulation FD and ISS’ long-standing policy, ADP has not disclosed any material non-public information in its meetings with ISS or any other party. Our discussion with ISS was based entirely on information included in the investor presentation filed with the Securities and Exchange Commission (SEC) on September 12, 2017, as well as other publicly available materials and filings.”

“ADP will be submitting a complaint with the SEC regarding Mr. Ackman’s false and misleading statements in yesterday’s press releases and letter to ISS. Mr. Ackman’s reckless and unfounded assertions continue to undermine his credibility and are inconsistent with the temperament of a reputable Board member.”

Here are the facts:

Labor Productivity Has Increased
Despite Pershing Square’s assertions, ADP’s investments in technology and service have resulted in ongoing productivity gains and a more competitive salesforce.

Page 30 of the investor presentation shows new business bookings have increased at a 7% compound annual growth rate (CAGR) from FY 2011 to FY 2017 while ADP’s sales force only grew at a 4% CAGR over the same period. Similarly, adjusted EBIT per full-time employee, excluding client funds, grew at a 7% CAGR from FY 2011 to FY 2017.

New Products Disclosed in Investor Presentation
Despite Pershing Square’s assertions, all new products and technology initiatives that ADP discussed with ISS were disclosed in ADP’s investor presentation.

Page 20 of the investor presentation references a “low code” application development platform that will launch in 2018. While ADP has not described this as “Vantage 2.0,” based on its core functions and capabilities that is likely what ISS referenced in its report. ADP has dramatically increased spending on R&D and innovation and is now the largest HCM provider in the cloud, with 83% of its clients on strategic cloud-based platforms. ADP was the first company to harness Big Data for HCM applications and develop mobile solutions – and today it has the #1 HCM mobile app.

ADP Client Retention Consistently Above 90%
ADP’s Enterprise client count between FY 2009 and FY 2017 has remained largely consistent, and Pershing Square’s assertion that ADP has lost “thousands of Enterprise customers to competitors” is completely false.

Page 48 of the investor presentation notes the total number of comparable up-market clients between FY 2009 and FY 2017 has remained largely consistent. Further, ADP’s overall client retention has remained above 90% every year since FY 2011.

“Operational Margins” Appropriately Capture ADP Profitability
Despite Pershing Square’s assertions, ADP’s approach to calculating operational margin contribution is the most relevant way to assess progress in ADP’s business and is consistent with the Company’s historic practices.

Page 35 of ADP’s investor presentation clearly shows expected operational margin contribution to adjusted EBIT margin of 500 basis points from FY 2017 to FY 2020, driven by forecasted growth in operating leverage, platform migrations, service alignment and productivity initiatives, before pressure from incremental PEO pass-throughs and client funds interest revenues. This approach of isolating the impact of PEO pass-throughs and client funds on adjusted EBIT margin is consistent with margin disclosures historically provided in ADP’s financial results and guidance, and best captures progress in ADP’s underlying operations.

A chart within a corporate video that was posted on October 17 was inadvertently labeled “ADP Net Operational Margin Expansion.” This labeling error has been corrected.

Margin Comparisons Between ADP and CDK Global Are Misleading
Despite Pershing Square’s assertions, margin comparisons between ADP and CDK Global are misleading and a disingenuous attempt by Mr. Ackman to distort the facts. The fact is, in its adjusted margin calculation, CDK excludes stock compensation, depreciation and amortization, and transformation expenses – all of which are included in ADP’s adjusted EBIT margin. When the two companies’ margins are analyzed on a comparable basis by excluding pass-throughs, ADP’s adjusted EBIT margin is actually 200 basis points higher than CDK’s.

* * *

Mr. Ackman is distorting the facts, misleading shareholders and seeking to discredit ADP to win votes in the final days of this proxy contest. Investors are encouraged to read ADP’s entire investor presentation for a complete understanding of the company’s strategy, management’s strong execution and the board’s deep stewardship. The presentation and other helpful materials are publicly available on ADP’s website and at www.VoteADP.com.

ADP shareholders are faced with a critical decision about the leadership and direction of their Company at ADP’s November 7th Annual Meeting. ADP urges shareholders to protect their investment and vote on the WHITE proxy card to re-elect all of the Company’s 10 highly qualified and experienced directors.

Time is Short.

Please vote today online or by phone by following the directions on your WHITE proxy card.

If you have questions, or need assistance in voting your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:
(877) 750-0510

Banks and Brokers Call Collect:
(212) 750-5833

REMEMBER:
Discard any Gold proxy card that you may receive from Pershing Square.

Returning a Gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

ADP, the ADP logo and ADP A more human resource are registered trademarks of ADP, LLC. All other marks are the property of their respective owners.

Copyright © 2017 ADP, LLC. All rights reserved.

ADP-Media

SAFE HARBOR STATEMENT
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

ADDITIONAL INFORMATION
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”)

in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833.Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:
Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com